Exhibit 4.5

FOURTH AMENDMENT TO THE

HORSESHOE GAMING HOLDING CORP. 401(k) PLAN

WHEREAS, the Horseshoe Gaming Holding Corp., a Delaware corporation (the “Company”), has established and maintains the Horseshoe Gaming Holding Corp. 401(k) Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of certain participating companies; and

WHEREAS, it is desirable to amend the Plan in order to reflect certain changes resulting from the acquisition of the Company by Harrah’s Entertainment, Inc. on July 1, 2004, including the opportunity to invest in the common stock of Harrah’s Entertainment, Inc., and to make certain other changes; and

WHEREAS, the Company reserved the right to amend the Plan in Section 12.1 of the Plan.

NOW, THEREFORE, BE IT RESOLVED that, the Horseshoe Gaming Holding Corp. 401(k) Plan is hereby amended, as set forth in this Fourth Amendment, effective as of January 1, 2005, except as otherwise provided herein:

1.                                       By substituting the following for Section 1.6 of the Plan:

“1.6.                        “COMPANY” shall mean Horseshoe Gaming Holding Corp. or any successor thereto.”

2.                                       By adding the following as new Section 1.13A to the Plan:

“1.13A.        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.”

3.                                       By adding the following as new Section 1.13B to the Plan:

“1.13B.          “HARRAH’S STOCK” shall mean shares of common stock of Harrah’s Entertainment, Inc., par value $0.10 per share.”

4.                                       By adding the following as new Section 1.15A to the Plan:

“1.15A.        “HRC” shall mean the Human Resources Committee of the board of directors of Harrah’s Entertainment, Inc.”

5.                                       By adding the following as new Section 1.15B to the Plan:

“1.15B.   “INVESTMENT COMMITTEE” shall mean the committee appointed by the board of directors of Harrah’s Entertainment, Inc. or the HRC to exercise the responsibilities set forth in Section 5.3.”

6.                                       Effective July 1, 2004, by adding the following to the end of Section 2.1 of the Plan:

“Effective July 1, 2004, the Company was acquired by Harrah’s Entertainment, Inc.  Accordingly, notwithstanding anything in the Plan to the contrary, effective July 1, 2004, each Employee shall receive service credit for eligibility and vesting purposes for employment with Harrah’s Entertainment, Inc. and its related group members (as defined in Section 2.5(b)) occurring on or after July 1, 2004.”

7.                                       By replacing the second paragraph of Section 4.1(a) of the Plan with the following:

“Each Participant who is a Nonhighly-Compensated Employee may elect to defer from 2% to 50% of such Participant’s Compensation.  Each Participant who is a Highly-Compensated Employee may elect to defer a percentage of his Compensation within the ranges established by the Administrator.  Any Participant who previously elected to defer 1% of his Compensation may continue to defer at that rate.”

8.                                       By adding the following after the first sentence of Section 5.1(a) of the Plan:

“The available investment funds, including the option to invest in Harrah’s Stock, are authorized by the Investment Committee.  The investment fund for Harrah’s Stock shall consist of Harrah’s Stock and cash and cash equivalents for liquidity purposes.”

9.                                       By adding the following to the end of Section 5.1(b) of the Plan:

“The Plan is an “eligible individual account plan”, as defined in ERISA Section 407(d)(3), and provides for the acquisition and holding of “qualifying employer securities” as defined in ERISA Section 407(d)(5).”

10                                    By adding the following as new Sections 5.3, 5.4, 5.5, 5.6 and 5.7 of the Plan:

“5.3                           Investment Committee

(a)                                  The Investment Committee

(i)                                     has the responsibility and authority to evaluate, select and remove the investment funds;

(ii)                                  has the authority to appoint and remove an investment manager (within the meaning of
Section 3(38) of ERISA);

(iii)                               is entitled to vote proxies or exercise any shareholder rights relating to shares held on behalf of the Plan in a registered investment company;

(iv)                              has the authority to retain and dismiss investment advisors and other consultants;

(v)                                 may exercise its authority with respect to other powers granted under the Plan or the Trust Agreement;

(vi)                              may delegate its authority and responsibilities as permitted by law; and

(vii)                           may otherwise deal with the Trustee with respect to the Trust Fund.

(b)                                 Members of the Investment Committee will serve without compensation.  However, reasonable expenses of the Investment Committee may be paid by the Plan to the extent they are not paid by the Company.

5.4                                 Participants Have Right to Vote and Tender Harrah’s Stock.  Each Participant or Beneficiary shall be entitled to instruct the Trustee as to the voting or tendering of any full or partial shares of Harrah’s Stock held on his behalf under the Plan in the Harrah’s Stock Fund.  Prior to such voting or tendering of Harrah’s Stock, each Participant or Beneficiary shall receive a copy of the proxy solicitation or other material relating to such vote or tender decision and a blank form for the Participant or Beneficiary to complete which confidentially instructs the Trustee to vote or tender such shares in the manner indicated by the Participants or Beneficiaries. Upon receipt of such instructions, the Trustee shall act with respect to such shares as instructed.  With respect to the vote or tender of any shares for which instructions are not received from Participants or Beneficiaries, the Investment Committee shall instruct the Trustee to vote or tender such shares of Harrah’s Stock.

5.5                                 Registration and Disclosure for Harrah’s Stock.  The Investment Committee shall be responsible for determining the applicability of (and, if applicable, complying with) the requirements of the Securities Act of 1933, as amended, and any other applicable blue sky law. The Investment Committee shall also specify what restrictive legend or transfer restriction, if any, is required to be set forth on the certificates for the securities and the procedure to be followed by the Trustee to effectuate a resale of such securities.

5.6                                 Harrah’s Stock Fund

(a)                                  The Investment Committee shall establish the Harrah’s Stock Fund as an investment fund under the Plan.  The Harrah’s Stock Fund shall be invested primarily in shares of Harrah’s Stock (except that, as directed by the Investment Committee, the Harrah’s Stock Fund may be invested in cash and cash equivalents, and rights, warrants and options issued with respect to Harrah’s Stock (to the extent permitted by the Code and ERISA)).  Dividends paid on shares of Harrah’s Stock held in the Harrah’s Stock Fund, if any, shall be reinvested and used to purchase additional shares of Harrah’s Stock.

(b)                                 The assets of the Harrah’s Stock Fund shall be valued in accordance with the applicable provisions in the Trust Agreement and Section 5.7 of the Plan.  The Administrator

shall determine the manner in which the interests of the Accounts of Participants and Beneficiaries in the Harrah’s Stock Fund shall be denominated.

5.7                                 Harrah’s Stock Valuation.  Notwithstanding the foregoing provisions, in all cases the valuation provisions of this Plan and the Trust Agreement, including the selection of a valuation date for any purpose under this Plan, shall be interpreted and applied in a manner consistent with the applicable requirements under Code Sections 409 and 4975(e)(7), the regulations issued thereunder, and any related or successor statutes or regulations, that must be satisfied in order to qualify for the prohibited transaction exemption under Code Section 4975(d)(3).  In this connection, all valuations of Harrah’s Stock contributed to or acquired by the Plan which at the time of such valuation is not readily tradable on an established securities market within the meaning of Code
Section 401(a)(28) shall be made by an independent appraiser (within the meaning of Code Section 170(a)(1)), whose name shall be reported to the Internal Revenue Service.”

11.                                 By adding the following to the end of Section 7.1 of the Plan:

“The Participant may elect to receive a distribution of his Accounts only in the form of cash.  No shares of Harrah’s Stock will be distributed.”

12.                                 By adding the following as new Section 8.5 of the Plan:

“8.5                           Payment Form and Medium.  The form of payment for loans and in-service withdrawals under the Plan shall be solely in cash.”

13.                                 By substituting the following for the first sentence of Section 9.1 of the Plan:

“The Company shall be the Plan Administrator, hereinbefore and hereinafter called the Administrator, and “named fiduciary” (for purposes of Section 402(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time) of the Plan, unless the Company, by action of one of its officers, shall designate a person or committee of persons to be the Administrator and named fiduciary.”

14.                                 Effective January 1, 2003, by substituting following as new Section 9.2 of the Plan:

“9.2                           Claims Procedures.

(a)                                  This Section shall be effective for all claims filed under the Plan.  The Administrator shall be responsible for making all determinations as to the rights of any Participant or any beneficiary to receive amounts under the Plan.

(b)                                 If a claim for benefits under the Plan, other than a Disability Claim (as defined below), is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by the Administrator, unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall such extension exceed a period of 90 days from the end of such initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Administrator expects to render a decision.

(c)                                  A “Disability Claim” shall mean any claim for Plan benefits that is based upon a determination that the Participant has a Disability. If a Disability Claim is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 45 days after receipt of the claim by the Administrator, unless special circumstances due to matters beyond the control of the Administrator require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 45-day period.  In such event the Administrator shall have up to an additional 30 days from the end of such initial 45-day period in which to render a decision.  If prior to the end of this initial 30-day extension period, the Administrator determines that, due to matters beyond its control a decision cannot be rendered within the extension period, the Administrator may extend such period for an additional 30-days, provided, that the Administrator notifies the claimant prior to the expiration of the first 30-day extension period of the circumstances requiring further extension. All notices extending the time period in which to render a decision regarding a Disability Claim under this subsection (c) shall indicate the special circumstances requiring an extension of time, the date on which the Administrator expects to render a decision and will explain the standards under the Plan on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.  The claimant shall then have at least 45 days within which to provide any such missing information.

(d)                                 The Administrator shall provide every claimant who is denied a claim for benefits, with a written notice setting forth, in a manner calculated to be understood by the claimant, the following:

(i)                                     a specific reason or reasons for the denial;

(ii)                                  a specific reference to pertinent Plan provisions upon which the denial is based;

(iii)                               a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review.

(e)                                  The purpose of the review procedure set forth in this Section is to provide a procedure by which a claimant, under the Plan, may have reasonable opportunity to appeal a denial of a claim to the Administrator for a full and fair review.  To accomplish that purpose, the claimant, or his duly authorized representative may:

(i)                                     request review upon written application to the Administrator;

(ii)                                  review and/or copy free of charge, pertinent Plan documents, records, and other information relevant to the claimant’s claim;

(iii)                               submit issues and comments in writing; and

(iv)                              submit documents, records and other information relating to the claim.

(f)                                    A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Administrator.  Requests for review of claims under the Plan, other than Disability Claims, must be made within 60 days after receipt by the claimant of written notice of the denial of his claim.  Requests for review of a Disability Claim must be made within 180 days after receipt by the claimant of written notice of the denial of the claim.

(g)                                 Decision on review of a denied claim shall be made in the following manner:

(i)                                     The decision on review shall be made by the Administrator, who may, in its discretion, hold a hearing on the denied claim.  The review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(ii)                                  The Administrator reviewing the claim denial shall hold regularly scheduled meetings at least quarterly;

(iii)                               The Administrator shall make its decision promptly, and not later than the date of the meeting of the Administrator immediately following the receipt of the request for review, unless the request for review is received within 30 days of such meeting, in which case the decision shall be made no later than the second meeting following receipt of the request for review.  If special circumstances require further extension of time for processing, a decision shall be rendered as soon as possible, but not later than the date of the third meeting of the Administrator after receipt of the request for review.  If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.  Such notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render the determination on review.

(iv)                              All decisions on review shall be in writing and shall be delivered to the claimant as soon as possible, but not later than 5 days after the claim determination is made.  Such notice shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with the specific reason or reasons for the denial of the claim, specific references to the pertinent Plan provisions on which the decision is based and a statement that the claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits, as well as a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.  If a Disability Claim was denied in reliance upon an internal rule, guideline, protocol or other similar criteria , an description of such internal rule, guideline, protocol or other similar criteria or a statement that a copy of such rule, guideline, protocol or other criterion will be provided free of charge upon request. If a Disability Claim was denied based on a medical necessity or experimental treatment or similar exclusion or limit, the claimant will be provided either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

(v)                                 In the case of the review of the denial of a Disability Claim under the Plan, the review will not afford deference to the initial denial of the claim and will be conducted by an individual or committee of individuals who did not make the initial determination to deny the claim which is subject to the appeal, or any subordinates of such individual or individuals.  Additionally, in considering the appeal that is based in whole or in part on a medical judgment, the Administrator shall (A) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not previously consulted in connection with the denial of the initial claim, and (B) identify medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial of the claim, without regard to whether the advice was relied upon in the determining to deny the claim.

(vi)                              In the event that the decision on review is not furnished within the time period set forth in
Section 9.2(g)(iii), the claim shall be deemed denied on review.”

15.                                 By adding the following after the second sentence of Section 12.2 of the Plan:

“In addition, the person or committee designated as Administrator by the Company pursuant to Section 9.1 shall be authorized to amend, alter or modify the Plan at any time, or from time to time, in whole or in part.”

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Fourth Amendment to be executed this 31st day of December, 2004.

HORSESHOE GAMING HOLDING CORP.

By:	/s/ Jeffrey Shovlin

Its:	Plan Administrator